Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Buffalo Wild Wings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-110767) on Form S–8 of Buffalo Wild Wings, Inc., of our reports dated March 25, 2005, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 28, 2003 and December 26, 2004 and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the fiscal years in the three-year period ended December 26, 2004, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2004 and the effectiveness of internal control over financial reporting as of December 26, 2004, which reports appear in the December 26, 2004 annual report on Form 10-K of Buffalo Wild Wings, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

March 28, 2005